SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2003

VANS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19402	33-0272893

(Commission File Number)	(I.R.S. Employer Identification No.)

15700 Shoemaker Avenue, Santa Fe Springs, California	90670-5515

(Address of Principal Executive Offices)	(Zip Code)

(562) 565-8267

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Information
SIGNATURES

Item 5. Other Information

Vans, Inc. vs. Scott Brabson and Jay Rosendahl, in Arbitration before JAMS.

     The allegations we made in this case and the companion lawsuit pending in Los Angeles Superior Court are described in our Annual Report on Form 10-K for the year ended May 31, 2002. On January 28, 2003, the arbitrator issued a final award against Scott Brabson in this matter. He found that Mr. Brabson had breached his employment agreement with Vans; breached his fiduciary duties to Vans; and committed numerous other torts against Vans. He awarded damages of approximately $4.8 million to Vans and also awarded interest and attorney’s fees to Vans in the amount of approximately $3.2 million. Therefore, the total amount of the award to Vans is approximately $8.0 million. The award is subject to confirmation by the Los Angeles Superior Court. A hearing on the confirmation is scheduled for February 20, 2003.

     The arbitrator also issued an interim award in this matter against Jay Rosendahl for the same amount of damages. The interim award is joint and several with the award against Mr. Brabson. In the interim award, the arbitrator found that Mr. Rosendahl had breached his consulting agreement with Vans and conspired with Mr. Brabson to commit numerous torts against Vans. Mr. Rosendahl filed for bankruptcy protection under Chapter 7 of the Federal Bankruptcy Act on January 27, 2003, before the interim award against him was made final by the arbitrator. As a result, entry of a final award against Mr. Rosendahl has been stayed pending various hearings in the bankruptcy case. Vans believes that the award against Mr. Rosendahl is not dischargeable in the bankruptcy case, and intends to make motions to lift the stay in the near future. If Vans is successful in getting the stay lifted, the arbitrator will issue a final award against Mr. Rosendahl that will be subject to confirmation by the Los Angeles Superior Court.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANS, INC. (Registrant)

Date: February 3, 2003	By	/s/ Craig E. Gosselin
Craig E. Gosselin Senior Vice President and General Counsel